EXHIBIT 99.1
Motorola Elects Miles D. White to Board of Directors
SCHAUMBURG, Ill. – 1 August 2005 — Motorola, Inc. (NYSE: MOT) today announced that Miles D. White, chairman and chief executive officer of Abbott has been elected to Motorola’s board of directors effective 1 October.
“Miles has a wealth of management experience and will be a valuable asset to Motorola as a member of the board of directors,” said Ed Zander, Motorola’s chairman and chief executive officer. “He is well respected for his business acumen, and we look forward to benefiting from his knowledge, insight and capabilities. Miles also has demonstrated a significant commitment to the Chicago community, a commitment we share at Motorola.”
Mr. White, 50, joined Abbott, a broad-based medical products and pharmaceutical company, in 1984. He was elected to Abbott’s board of directors in 1998 and assumed his current positions in 1999. Prior to joining Abbott, Mr. White was a management consultant with McKinsey and Company.
An active member of the civic and business communities, Mr. White serves as deputy chairman of The Federal Reserve Bank of Chicago, as a director on the Tribune Company’s board of directors, chairman of The Economic Club of Chicago and a vice chairman of the board of trustees for The Field Museum in Chicago. He also is on the board of trustees of Northwestern University, and The Culver Educational Foundation.
Mr. White earned a bachelor’s degree in mechanical engineering and an MBA from Stanford University.
About Motorola
Motorola is a Fortune 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace, and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US $31.3 billion in 2004. For more information: www.motorola.com.
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Media Contacts:
Jennifer Weyrauch
Motorola, Inc.
+1-847-435-5320
jennifer.weyrauch@motorola.com